Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Third Quarter 2021 Results

NEW YORK, NY, November 5, 2021 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the "Company," or "our") (NYSE: MITT) today reported financial results for the quarter ended September 30, 2021.

Q3 2021 PERFORMANCE AND HIGHLIGHTS

•$16.92 Book Value per share and $16.45 Adjusted Book Value per share as of September 30, 2021 compared to $15.18 and $14.72 as of June 30, 2021, respectively(1)
◦Increase of approximately 12% from June 30, 2021
◦Quarterly economic return of 13.2%, compared to 4.6% for the quarter ended June 30, 2021(2)
•$2.2 billion Investment Portfolio compared to $2.0 billion as of June 30, 2021(3)(4)
◦Fully exited all legacy Commercial Investments and focused on growing our Residential Investment portfolio
•$1.9 billion of financing
◦$1.2 billion of mark-to-market (MTM) recourse financing and $0.7 billion of non-MTM non-recourse financing compared to $1.3 billion and $0.5 billion, respectively, as of June 30, 2021
•1.8x Economic Leverage Ratio as of September 30, 2021(5)
◦Decreased from 2.2x as of June 30, 2021(5) driven by an August 2021 Non-QM Loan securitization and an increased TBA short position
•$143.6 million of total liquidity, inclusive of $101.7 million of cash and $41.9 million of unencumbered Agency RMBS, compared to total liquidity of $70.8 million as of June 30, 2021
◦Liquidity was approximately $91 million as of October 31 as a result of Non-Agency Loan purchases
•$1.87 and $0.96 of Net Income and Core Earnings per diluted share, respectively(6)
◦Compared to $0.70 and $0.00 per share, respectively, for the second quarter of 2021(6)
◦Increase in Net Income primarily due to gains on the liquidation of legacy Commercial Investments and re/non-performing loans, as well as MTM gains on our Residential Investments
◦Increase in Core Earnings primarily due to non-recurring items including accelerated accretion on re/non-performing loans of approximately $11.7 million and deferred interest recognized on commercial loan pay offs of approximately $3.0 million
•2.3% Net Interest Margin compared to 2.7% as of June 30, 2021(7)
◦Decrease primarily due to a change in portfolio composition following paydowns in legacy assets and reinvestment into unsecuritized Non-Agency loans

MANAGEMENT REMARKS

"We are extremely pleased with our third quarter performance as we continued to execute on our transition to a pure-play residential credit mortgage REIT," said David Roberts, Chief Executive Officer. "During the quarter we substantially exited our legacy assets contributing to our 12% increase in adjusted book value per share quarter over quarter to $16.45 and providing significant liquidity to execute on and expand our go forward business plan of originating and securitizing non-agency loans."

"During Q3, we were active in purchasing approximately $610 million of Non-Agency loans driving continued growth in our investment portfolio to $2.2 billion," said T.J. Durkin, President. Mr. Durkin also added. "This portfolio growth was led by strong loan acquisition channels and further origination growth at our operating partner Arc Home. While we are pleased with the progress that has been made year to date, what really drives our strong convictions in our business model is the growing pipeline of opportunities we see and future potential earnings power of our portfolio."

Q3 2021 ACTIVITY

Investment Activity
•Purchased $397 million of Non-QM Loans and $213 million of GSE Non-Owner Occupied Loans during the quarter
◦Purchased $281 million of Non-QM Loans and $105 million of GSE Non-Owner Occupied Loans during October 2021
•Arc Home originated approximately $400 million of Non-QM Loans and $114 million of GSE Non-Owner Occupied Loans during the quarter
◦Arc Home originated $114 million of Non-QM Loans and $58 million of GSE Non-Owner Occupied Loans during October 2021
•Received full repayment, including all outstanding accrued and deferred interest, on our two remaining legacy commercial loans, generating total net proceeds of $48.2 million and sold our remaining CMBS portfolio for net proceeds of $15.2 million
•Received $29.3 million of net proceeds on certain RPL/NPL bonds resulting from sales of the underlying collateral
•Reduced our Agency RMBS by $190 million and sold our remaining directly held Excess MSR portfolio

Financing and Capital Activity
•Participated in a rated securitization in which $268 million UPB of Non-QM Loans were securitized
◦Increased non-recourse, non-MTM financing by $260 million at a cost of 1.3%
•Increased borrowing capacity to finance Non-QM Loans to $1.1 billion
•Entered into financing arrangement for GSE Non-Owner Occupied Loans with a borrowing capacity of $500 million
•Declared a third quarter common dividend of $0.21 per share
•Declared and paid $4.6 million of preferred dividends during the quarter
•Accretive repurchase of 258,755 shares of common stock for $2.8 million representing a weighted average cost of $11.00 per share

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of September 30, 2021(3)(4) ($ in millions):

	Fair Value	Weighted Average Yield	Financing	Cost of Funds(a)	Percent of Fair Value	Percent of Equity(8)
Residential Investments(b)	$1,713.6	5.1%	$1,474.0	2.2%	77.2%	77.8%
Agency RMBS	506.5	1.8%	445.8	0.1%	22.8%	22.2%
Total	$2,220.1	4.3%	$1,919.8	2.0%	100.0%	100.0%
(a) Total Cost of Funds shown includes the costs from our interest rate hedges. Cost of Funds as of September 30, 2021 excluding the cost of our interest rate hedges would be 1.7%.
(b) As of September 30, 2021, the table above excludes our investment in Arc Home and includes fair value of $102.9 million of Residential Investments that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet. These Residential Investments include $73.2 million of Non-QM Loans, $12.0 million of Re/Non-Performing Loans, and $17.7 million million of Land Related Financing.

FINANCING ACTIVITIES

The following summarizes the Company’s financing as of September 30, 2021(4) ($ in millions):

	Securitized Debt Non-QM	Securitized Debt RPL/NPL	Financing on Residential	Financing on Agency	Total
Amount	$442.9	$265.5	$765.6	$445.8	$1,919.8
Cost of Funds(9), (a)	1.3%	3.1%	2.5%	0.1%	2.0%
Advance Rate	91%	74%	90%	88%	N/A
Available Borrowing Capacity(b)	N/A	N/A	$943.9	N/A	$943.9
Recourse/Non-Recourse	Non-Recourse	Non-Recourse	97% Recourse 3% Non-Recourse	Recourse	62% Recourse 38% Non-Recourse
(a) Total Cost of Funds shown includes the costs from our interest rate hedges. Cost of Funds as of September 30, 2021 excluding the cost of our interest rate hedges would be 1.7%.
(b) The borrowing capacity under our Non-QM Loan and GSE Non-Owner Occupied Loans financing arrangements is uncommitted by the lenders.

ARC HOME UPDATE

•Arc Home(10) generated pre-tax net income of $5.6 million in the third quarter
◦Net income driven by strong operating income from its lending business and $1.5 million of MTM gains on its MSR portfolio
◦Resulted in net income of $0.4 million for MITT, which does not include $1.6 million of gains recognized by Arc Home in connection with the sale of residential mortgage loans to MITT
◦Arc Home's gain on sale margin was 204bps for Q3, compared to 181bps for Q2
•Arc Home actively manages its MSR portfolio. During Q3 2021, Arc Home sold $2.0 billion of UPB with a fair value that approximated $16.0 million
◦Remaining portfolio is primarily Conventional product consisting of $5.6 billion of UPB with a fair value of $62.1 million
◦Low utilization of financing capacity on existing MSR line of credit
•Arc Home continues to drive growth in Non-Agency originations
◦Quarterly origination volumes consistent throughout the year while shifting product mix towards Non-Agency
◦Non-QM Loan originations grew to approximately $400 million in Q3, representing 37.6% of funded product mix
◦MITT began purchasing GSE Non-Owner Occupied Loans from Arc Home during Q3, which represented 10.6% of Arc's funded product mix
◦MITT currently acquiring approximately 50% of all Non-QM production, with the remaining purchased by other Angelo Gordon affiliates
◦MITT purchased $177 million of Non-QM Loans and $66 million of GSE Non-Owner Occupied Loans from Arc Home during Q3

MITT KEY STATISTICS

($ in millions, except per share data)	September 30, 2021
Investment portfolio(3)	$2,220.1
Financing arrangements(4)	1,211.4
Total Economic Leverage(5)	864.7
Stockholders’ equity	489.7
GAAP Leverage Ratio	3.8x
Economic Leverage Ratio(5)	1.8x
Book value, per share(1)	$16.92
Adjusted Book value, per share(1)	$16.45
Dividend, per share	$0.21

The below table provides a summary of our quarter to date activity impacting book value as well as a reconciliation to adjusted book value. Adjusted book value is calculated by reducing stockholders' equity by the liquidation preference of our preferred stock ($ in thousands, except per share data).

	Amount	Per Diluted Share(6)
6/30/21 Book Value	$245,406	$15.18
Common dividend	(3,354)	(0.21)
Core earnings	15,481	0.96
Net repurchases of common stock	(2,767)	0.07
Net realized and unrealized gain/(loss) included within equity in earnings/(loss) from affiliates	(8,118)	(0.50)
Net realized gain/(loss)	(5,460)	(0.34)
Net unrealized gain/(loss)	30,573	1.92
Transaction related expenses and deal related performance fees	(2,484)	(0.16)
9/30/21 Book Value	$269,277	$16.92
Change in Book Value	23,871	1.74

9/30/21 Book Value	$269,277	$16.92
Net proceeds less liquidation preference of preferred stock	(7,519)	(0.47)
9/30/21 Adjusted Book Value	$261,758	$16.45

DIVIDEND

The Company announced today, November 5, 2021, that its Board of Directors (the "Board") has declared fourth quarter 2021 preferred stock dividends as follows:

In accordance with the terms of its 8.25% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock"), the Board declared a quarterly cash dividend of $0.51563 per share on its Series A Preferred Stock;

In accordance with the terms of its 8.00% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), the Board declared a quarterly cash dividend of $0.50 per share on its Series B Preferred Stock; and

In accordance with the terms of its 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), the Board declared a quarterly cash dividend of $0.50 per share on its Series C Preferred Stock.

The above dividends for the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock are payable on December 17, 2021 to preferred shareholders of record on November 30, 2021.

On September 15, 2021, the Board declared a third quarter dividend of $0.21 per share of common stock that was paid on October 29, 2021 to common stockholders of record as of September 30, 2021.

On July 30, 2021, the Board declared a quarterly dividend of $0.51563 per share on the Series A Preferred Stock, $0.50 per share on the Series B Preferred Stock, and $0.50 per share on the Series C Preferred Stock. The dividends were paid on September 17, 2021 to preferred stockholders of record as of August 31, 2021.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders, and analysts to participate in MITT’s third quarter earnings conference call on November 5, 2021 at 8:30 am Eastern Time. The stockholder call can be accessed by dialing 1 (888) 424-8151 (U.S. domestic) or 1 (847) 585-4422 (international). Please enter code number 5251 212.

A presentation will accompany the conference call and will be available under "Presentations" in the "Investor Relations" section on the Company’s website at www.agmit.com. Select the Q3 2021 Earnings Presentation link to download the presentation in advance of the stockholder call.

For those unable to listen to the live call, an audio replay will be available promptly following the conclusion of the call on November 5, 2021 through December 5, 2021. To access the replay, please go to https://onlinexperiences.com/Launch/QReg/ShowUUID=BB230EA5-6865-4857-B902-133A6A79DF8C&LangLocaleID=1033. The replay passcode is 50249645.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a mortgage REIT that opportunistically invests in a diversified risk-adjusted portfolio of Residential Investments and Agency RMBS. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., a leading privately-held alternative investment firm focusing on credit and real estate strategies.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO GORDON

Angelo, Gordon & Co., L.P. (“Angelo Gordon”) is a privately held limited partnership founded in November 1988. The firm currently manages approximately $44 billion with a primary focus on credit and real estate strategies. Angelo Gordon has over 550 employees, including more than 200 investment professionals, and is headquartered in New York, with associated offices elsewhere in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

 FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, adjusted book value, our investments, our business and investment strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of our company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, the uncertainty and economic impact of the COVID-19 pandemic and of responsive measures implemented by various governmental authorities, businesses and other third parties; our ability to continue executing on our transition to a pure play residential credit mortgage REIT, including our ability to continue increasing the size of our residential investment portfolio; our levels of liquidity, including whether our liquidity will sufficiently enable us to continue to deploy capital within the residential whole loan space as anticipated or at all; whether growth in the new origination Non-Agency mortgage space will occur as anticipated or at all; whether market, regulatory and structural changes will result in the market opportunities we expect or at all, and whether we will be able to capitalize on such opportunities in the manner we anticipate; our levels of leverage, including our levels of recourse and non-recourse financing; changes in our business and investment strategy; our ability to continue to increase our adjusted book value; our ability to predict and control costs; changes in interest rates and the fair value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; changes in the yield curve; the timing and amount of stock issuances pursuant to our ATM program or otherwise; the timing and amount of stock repurchases, if any; changes in prepayment rates on the loans we own or that underlie our investment securities; our distribution policy; Arc Home’s performance, including its ability to increase its product offerings; Arc Home’s ability to continue driving growth in Non-Agency originations; the composition of Arc Home’s portfolio, including levels of MSR exposure; levels of leverage on Arc Home’s MSR portfolio; our percentage allocation of loans originated by Arc Home; our ability to execute securitizations, including at the pace anticipated or at all; our ability to achieve our forecasted returns on equity post-securitization; increased rates of default or delinquencies and/or decreased recovery rates on our assets; the availability of and competition for our target investments; our ability to obtain and maintain financing arrangements on terms favorable to us or at all; changes in general economic conditions in our industry and in the finance and real estate markets, including the impact on the value of our assets; conditions in the market for Residential Investments and Agency RMBS; legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities in response to the economic effects of the COVID-19 pandemic; how COVID-19 may affect us, our operations and personnel; the forbearance program included in the Coronavirus Aid, Relief, and Economic Security Act; our ability to make distributions to our stockholders in the future; our ability to maintain our qualification as a REIT for federal tax purposes; and our ability to qualify for an exemption from registration under the Investment Company Act of 1940, as amended. Additional information concerning these and other risk factors are contained in our filings with the Securities and Exchange Commission ("SEC"), including those described in Part I – Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as such factors may be updated from time to time our period filings with the SEC. Copies are available free of charge on the SEC's website, http://www.sec.gov/. All forward looking statements in this press release speak only as of the date of this press release. We undertake no duty to update any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. All financial information in this press release is as of September 30, 2021, unless otherwise indicated.

NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this press release includes certain non-GAAP financial results and financial metrics derived therefrom, including Core Earnings, investment portfolio, financing arrangements, and economic leverage ratio, which are calculated by including or excluding unconsolidated investments in affiliates or, with respect to our equity allocation calculation, by allocating all non-investment portfolio related assets and liabilities to our investment portfolio categories based on the characteristics of such assets and liabilities, as described in the footnotes to this press release. Our management team believes that this non-GAAP financial information, when considered with our GAAP financials, provides supplemental information useful for investors as it enables them to evaluate our current core performance using the same metrics that management uses to operate the business. Our presentation of non-GAAP financial information may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP financial information should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP should be carefully evaluated.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	September 30, 2021	December 31, 2020
Assets
Residential mortgage loans, at fair value - $854,977 and $46,571 pledged as collateral, respectively	$1,607,066	$435,441
Real estate securities, at fair value - $467,740 and $532,271 pledged as collateral, respectively	509,980	613,546
Commercial loans, at fair value	—	111,549
Commercial loans held for sale, at fair value	—	13,959
Investments in debt and equity of affiliates	109,123	150,667
Cash and cash equivalents	101,749	47,926
Restricted cash	27,087	14,392
Other assets	18,074	12,565
Total Assets	$2,373,079	$1,400,045

Liabilities
Financing arrangements	$1,160,519	$564,047
Securitized debt, at fair value	708,421	355,159
Payable on unsettled trades	—	51,136
Dividend payable	3,354	1,243
Other liabilities	11,036	18,755
Total Liabilities	1,883,330	990,340
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $227,991 and $246,610 aggregate liquidation preference as of September 30, 2021 and December 31, 2020, respectively	220,472	238,478
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 15,912 and 13,811 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively (a)	159	138
Additional paid-in capital (a)	717,176	689,147
Retained earnings/(deficit)	(448,058)	(518,058)
Total Stockholders’ Equity	489,749	409,705

Total Liabilities & Stockholders’ Equity	$2,373,079	$1,400,045
(a)Amounts have been adjusted to reflect the one-for-three reverse stock split effected July 22, 2021.

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30, 2021	September 30, 2020
Net Interest Income
Interest income	$19,629	$9,717
Interest expense	7,197	4,357
Total Net Interest Income	12,432	5,360

Other Income/(Loss)
Net realized gain/(loss)	(5,460)	(14,431)
Net interest component of interest rate swaps	(1,184)	(13)
Unrealized gain/(loss), net	29,461	21,465
Other income/(loss), net	—	(10)
Total Other Income/(Loss)	22,817	7,011

Expenses
Management fee to affiliate	1,693	1,698
Other operating expenses	5,010	5,929
Restructuring related expenses	—	1,345
Servicing fees	849	540
Total Expenses	7,552	9,512

Income/(loss) before equity in earnings/(loss) from affiliates	27,697	2,859

Equity in earnings/(loss) from affiliates	6,882	17,187
Net Income/(Loss)	34,579	20,046

Gain on Exchange Offers, net	—	539
Dividends on preferred stock (a)	(4,586)	(5,563)

Net Income/(Loss) Available to Common Stockholders	$29,993	$15,022

Earnings/(Loss) Per Share - Basic (b)
Total Earnings/(Loss) Per Share of Common Stock (b)	$1.87	$1.31

Earnings/(Loss) Per Share - Diluted (b)
Total Earnings/(Loss) Per Share of Common Stock (b)	$1.87	$1.31

Weighted Average Number of Shares of Common Stock Outstanding (b)
Basic	16,077	11,474
Diluted	16,077	11,474
(a)The three months ended September 30, 2020 include cumulative and undeclared dividends of $5.6 million on the Company's Preferred Stock as of September 30, 2020.
(b)Amounts have been adjusted to reflect the one-for-three reverse stock split effected July 22, 2021.

NON-GAAP FINANCIAL MEASURE

This press release contains Core Earnings, a non-GAAP financial measure. Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define Core Earnings, a non-GAAP financial measure, as Net Income/(loss) available to common stockholders excluding (i) (a) unrealized gains/(losses) on real estate securities, loans, derivatives and other investments, inclusive of our investment in AG Arc, and (b) net realized gains/(losses) on the sale or termination of such instruments, (ii) any transaction related expenses incurred in connection with the acquisition or disposition of our investments, (iii) accrued deal-related performance fees payable to Arc Home and third party operators to the extent the primary component of the accrual relates to items that are excluded from Core Earnings, such as unrealized and realized gains/(losses), (iv) realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and the derivatives intended to offset changes in the fair value of those net mortgage servicing rights, (v) deferred taxes recognized at our taxable REIT subsidiaries, if any, (vi) any foreign currency gain/(loss) relating to monetary assets and liabilities, (vii) income from discontinued operations, and (viii) any gains/(losses) associated with exchange transactions on our common and preferred stock. Items (i) through (viii) above include any amount related to those items held in affiliated entities. Management considers the transaction related expenses referenced in (ii) above to be similar to realized losses incurred at the acquisition or disposition of an asset and does not view them as being part of its core operations. Management views the exclusion described in (iv) above to be consistent with how it calculates Core Earnings on the remainder of its portfolio. Management excludes all deferred taxes because it believes deferred taxes are not representative of current operations. Core Earnings include the net interest income and other income earned on our investments on a yield adjusted basis, including TBA dollar roll income or any other investment activity that may earn or pay net interest or its economic equivalent.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to Core Earnings for the three months ended September 30, 2021 and September 30, 2020 is set forth below (in thousands, except per share data):

	Three Months Ended
	September 30, 2021	September 30, 2020
Net Income/(loss) available to common stockholders	$29,993	$15,022
Add (Deduct):
Net realized (gain)/loss	5,460	14,431
Unrealized (gain)/loss, net	(29,461)	(21,465)
Transaction related expenses and deal related performance fees	2,484	2,167
Equity in (earnings)/loss from affiliates	(6,882)	(17,187)
Net interest income and expenses from equity method investments(a)(b)	15,000	14,148
Other (income)/loss, net	—	10
(Gains) from Exchange Offer, net	—	(539)
Dollar roll income/(loss)(c)	(1,113)	—
Core Earnings	$15,481	$6,587

Core Earnings, per Diluted Share(d)	$0.96	$0.57
(a) For the three months ended September 30, 2021 and 2020, $0.2 million or $0.01 per share and $1.8 million or $0.16 per share, respectively, of realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and corresponding derivatives net of taxes were excluded from Core Earnings per diluted share.
(b) Core income or loss recognized by AG Arc does not include our portion of gains recorded by Arc Home in connection with the sale of residential mortgage loans to us. For the three months ended September 30, 2021, $1.6 million of intra-entity profits recognized by Arc Home was eliminated and the cost basis of the underlying loans we purchased was reduced by the same amount. We did not eliminate any intra-entity profits for the three months ended September 30, 2020.
(c) TBA dollar roll income/(loss) is the economic equivalent of net interest carry income on the underlying Agency RMBS of TBAs over the roll period (interest income less implied financing cost).
(d) All per share amounts for all periods presented have been adjusted to reflect the one-for-three reverse stock split effected July 22, 2021.

Footnotes

(1)    As of September 30, 2021, book value is calculated using stockholders’ equity less net proceeds of our cumulative redeemable preferred stock ($220.5 million) as the numerator. As of September 30, 2021, adjusted book value is calculated using stockholders’ equity less the liquidation preference of our cumulative redeemable preferred stock ($228.0 million) as the numerator.
(2)    The economic return on equity for the quarter represents the change in adjusted book value per share during the quarter, plus the common dividends declared over that period, divided by adjusted book value per share from the prior quarter.
(3)    The investment portfolio at period end consists of the net carrying value of our Residential Investments and Agency RMBS, and where applicable, any long positions in TBAs, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Residential Investments and Agency RMBS are held at fair value. Our Credit Investments refer to our Residential Investments. Refer to footnote 4 for more information on the GAAP accounting for certain items included in our investment portfolio. The percentage of fair value includes any net TBA positions and securities and mortgage loans owned through investments in affiliates and is exclusive of AG Arc LLC.
(4)    Generally, when we purchase an investment and finance it, the investment is included in our assets and the financing is reflected in our liabilities on our consolidated balance sheet as either "Financing arrangements" or "Securitized debt, at fair value." Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and, where applicable, (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. The related financing includes financing of $50.9 million and $60.2 million recorded within "Investments in debt and equity of affiliates" on the Company's consolidated balance sheet as of September 30, 2021 and June 30, 2021, respectively. This presentation excludes investments through AG Arc LLC unless otherwise noted.
(5)    The Economic Leverage Ratio is calculated by dividing total Economic Leverage, including any net TBA position, by our GAAP stockholders’ equity at quarter-end. Total Economic Leverage at quarter-end includes recourse financing arrangements recorded within "Investments in debt and equity of affiliates" exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells and any net TBA position (at cost). Total Economic Leverage excludes any non-recourse financing arrangements. Non-recourse financing arrangements include securitized debt, as well as financing on certain Non-QM Loans. Our obligation to repay our non-recourse financing arrangements is limited to the value of the pledged collateral thereunder and does not create a general claim against us as an entity.
(6)    Diluted per share figures are calculated using diluted weighted average outstanding shares in accordance with GAAP.
(7)    Net interest margin is calculated by subtracting the weighted average cost of funds from the weighted average yield for our investment portfolio, which excludes cash held. Net interest margin also excludes any net TBA position.
(8)    We allocate our equity by investment using the fair value of our investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). We allocate all non-investment portfolio related assets and liabilities to our investment portfolio categories based on the characteristics of such assets and liabilities in order to sum to stockholders' equity per the consolidated balance sheets. Our equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.
(9)    The cost of funds at quarter-end is calculated as the sum of (i) the weighted average funding costs on recourse financing arrangements outstanding at quarter-end, (ii) the weighted average funding costs on non-recourse financing arrangements, and (iii) the weighted average of the net pay rate on our interest rate swaps. The cost of funds at quarter-end are weighted by the outstanding financing arrangements at quarter-end, including any non-recourse financing arrangements. The cost of funds excludes any net TBA position.
(10)    We invest in Arc Home LLC through AG Arc LLC, one of our equity method investees. Our investment in AG Arc LLC is $51.9 million as of September 30, 2021, representing a 44.6% ownership interest.